Exhibit 10.1

Second Amendment To The Co-Executive Chairman Compensation Plan

This Second Amendment (this “Amendment”) to the Co-Executive Chairman Compensation Plan between National Holdings Corporation, a Delaware corporation (the “Company”) and Robert B. Fagenson (the “Executive”), dated June 20, 2013, including the Annexes thereto, and amended on June 6, 2014 (the “Agreement”), is entered into and effective on the 31st day of October. 2014.

W I T N E S S E T H:

WHEREAS, the Executive is employed by the Company pursuant to the terms of the Agreement; and

WHEREAS, pursuant to the Agreement, the Executive has the right and obligation to serve as one of only two members of the Executive Committee of the Company (with Mark D. Klein serving as the other Executive Committee member), except that Mark Goldwasser may serve as an additional member of the Executive Committee for the period beginning on June 6, 2014 and ending November 15, 2014 (the “initial applicable period”); and

WHEREAS, the Board of Directors of the Company (the “Board”) previously appointed Mark Goldwasser as a member of the Executive Committee for the initial applicable period; and

WHEREAS, the Board may desire to continue Mr. Goldwasser’s appointment as a member of the Executive Committee beyond the initial applicable period; and

WHEREAS, the Executive desires to consent to Mr. Goldwasser’s continued appointment to the Executive Committee beyond the initial applicable period; and

WHEREAS, the parties desire to amend the Agreement to reflect this change to the composition of the Executive Committee; and

WHEREAS, the parties desire to confirm such change shall not constitute a breach of the Agreement giving rise to a Good Reason event as defined under Annex D, Section 1.k. of the Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.            The Section titled “Executive Committee” shall be amended by deleting the last sentence and inserting in lieu thereof, the following:

The only other Members of such Executive Committee shall be Mark D. Klein and/or Mark Goldwasser. To the extent the Executive at any time becomes the sole member of the Executive Committee, the Executive Committee shall be automatically terminated and the Executive shall report directly to the Board.

2.            Section 1(k)(v) of Annex D of the Agreement is amended and restated to read as follows:

(v)     the Company’s material breach of this Agreement, (including, without limitation, failing to arrange for a purchaser of all or substantially all of the Company’s assets or other successor to assume this Agreement or any failure to pay compensation when due), other than an isolated, insubstantial and inadvertent breach not occurring in bad faith that is remedied by the Company promptly following receipt of written notice thereof given by the Executive. For the avoidance of doubt, the appointment of Mark Goldwasser to serve as a member of the Executive Committee (including for any period on or after June 6, 2014) shall not constitute a material breach of this Agreement.

3.            Except as specifically amended hereby, the Agreement shall remain in full force and effect.

This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date(s) set forth below.

NATIONAL HOLDINGS CORPORATION /s/ Mark Goldwasser By: Mark Goldwasser Its: President Date: 11/14/14 EXECUTIVE /s/ Robert B. Fagenson Robert B. Fagenson Date: 10/31/2014

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